Hudson Pacific Properties Announces Second Quarter 2015 Financial Results

Los Angeles, CA, August 6, 2015—Hudson Pacific Properties, Inc. (the “Company,” or “Hudson”) (NYSE: HPP) today announced financial results for the second quarter ended June 30, 2015.

Financial Results

Funds From Operations (FFO) (excluding specified items) for the three months ended June 30, 2015 totaled $68.4 million or $0.47 per diluted share, compared to FFO (excluding specified items) of $19.8 million, or $0.28 per share, a year ago. The specified items for the second quarter of 2015 consisted of acquisition-related expenses of $37.5 million, or $0.26 per diluted share. Specified items for the second quarter of 2014 consisted of costs associated with a one-year consulting arrangement with a former executive of $1.1 million, or $0.02 per diluted share, and an early lease termination payment from Fox Interactive Media, Inc. relating to the Company’s 625 Second Street property of $1.6 million, or $0.02 per diluted share (after the write-off of non-cash items).  FFO, including the specified items, totaled $30.9 million, or $0.21 per diluted share, for the three months ended June 30, 2015, compared to $20.2 million, or $0.29 per share, a year ago.

The Company reported net loss attributable to common stockholders of $25.2 million, or $(0.28) per diluted share, for the three months ended June 30, 2015, compared to net income attributable to common stockholders of $3.4 million or $0.05 per diluted share, for the three months ended June 30, 2014.

“We had a highly productive second quarter following closing of the EOP Northern California Portfolio acquisition, and continue to outperform our underwriting in terms of leasing activity, rental rates and concessions,” said Victor J. Coleman, Hudson’s Chairman and Chief Executive Officer. “During the quarter, we executed approximately 473,000 square feet of new and renewal leases, 365,000 of which were in the newly acquired San Francisco Peninsula and Silicon Valley portfolio, at cash rent spreads in excess of 35.0%.”

Coleman continued, “We remain focused on balance sheet flexibility and strategic growth in our core markets. We earned investment grade credit ratings from all three major U.S. credit rating agencies, improving our access to the unsecured debt markets going forward. We also purchased the former Coca-Cola bottling facility in Downtown Los Angeles’ Arts District for conversion to creative office. We view this micro-market as ideal for tech, media and entertainment companies looking to locate in dynamic, live-work-play environments.”

Second Quarter Highlights

•	FFO (excluding specified items) of $68.4 million, or $0.47 per diluted share, compared to $19.8 million, or $0.28 per share, a year ago;

•
Completed acquisition of the EOP Northern California Portfolio for approximately 63.5 million common shares and operating partnership units and $1.75 billion in cash (before certain credits, prorations and closing costs);

•
Completed new and renewal leases totaling 473,449 square feet resulting in a stabilized office portfolio leased rate of 94.7% and an in-service office portfolio leased rate of 88.8% as of June 30, 2015;

•	Completed a lease extension and expansion with NetSuite for an additional 49,266 square feet at the Company’s Peninsula Office Park property in San Mateo, California;

•
Completed acquisition of a 120,937-square-foot former Coca-Cola bottling facility for creative office conversion in Downtown Los Angeles’ Arts District for approximately $49.3 million (before closing costs and prorations);

•	Earned investment grade credit ratings from Moody's Investor Service, Standard & Poor's Ratings Services and Fitch Ratings;

•	Declared and paid quarterly dividend of $0.125 per share on common stock; and

•	Declared and paid dividend of $0.52344 per share on 8.375% Series B Cumulative Preferred Stock.

Combined Operating Results For The Three Months Ended June 30, 2015

Total revenue from continuing operations during the second quarter increased 144.4% to $151.8 million from $62.1 million for the same quarter a year ago. Total operating expenses from continuing operations increased 177.4% to $135.7 million from $48.9 million for the same quarter a year ago. As a result, income from operations increased 22.0% to $16.1 million from $13.2 million for the same quarter a year ago. The primary reasons for the increases in total revenue and total operating expenses are discussed below in connection with the Company’s segment operating results.

Interest expense during the second quarter increased 119.0% to $14.1 million from $6.4 million for the same quarter a year ago. At June 30, 2015, the Company had $2.1 billion of notes payable, compared to $852.5 million at June 30, 2014.

Segment Operating Results For The Three Months Ended June 30, 2015

Office Properties

Total revenue from continuing operations at the Company’s office properties increased 171.3% to $143.6 million from $52.9 million for the same quarter a year ago. The increase was primarily the result of an $80.1 million increase in rental revenue to $120.1 million and an $11.8 million increase in tenant recoveries to $17.8 million, offset by a $1.3 million decrease in parking and other revenue to $5.7 million. The increase in rental revenue and tenant recoveries was largely the result of the acquisition of the EOP Northern California Portfolio on April 1, 2015, though higher occupancy and rents at the Company’s same-store office properties along with revenue associated with leases at its Element LA and 3401 Exposition Boulevard properties also contributed. Parking and other revenue for the second quarter of last year included an early lease termination payment from Fox Interactive Media, Inc. relating to the Company’s 625 Second Street property of $1.6 million, with no comparable activity in the second quarter of the current year.

Office property operating expenses from continuing operations increased 151.4% to $46.7 million from $18.6 million for the same quarter a year ago. The increase was primarily the result of operating expenses associated with the EOP Northern California Portfolio acquired on April 1, 2015.

Same-store office net operating income in the second quarter (excluding specified items) increased by 0.1% on a GAAP basis and 18.1% on a cash basis.

At June 30, 2015, the Company’s stabilized and in-service office portfolio was 94.7% and 88.8% leased, respectively. During the quarter, the Company executed 52 new and renewal leases totaling 473,449 square feet with 41 of these leases totaling 364,946 square feet executed at properties within the newly acquired EOP Northern California Portfolio.

Media and Entertainment Properties

Total revenue at the Company’s media and entertainment properties decreased 10.4% to $8.3 million from $9.2 million for the same quarter a year ago due to a $0.6 million decrease in rental revenue to $5.4 million and a $0.3 million decrease in other property-related revenue to $2.6 million resulting from the Company’s decision to take certain buildings and stages off-line to facilitate its ICON development and extension of its lease with KTLA at its Sunset Bronson property. Total media and entertainment operating expenses decreased 13.2% to $5.1 million from $5.8 million for the same quarter a year ago due to slower production activity stemming from a combination of the Company’s decision to take stages off-line at its Sunset Bronson property and seasonal production hiatus at its Sunset Gower property.

Same-store media and entertainment net operating income in the second quarter (excluding specified items) decreased by 5.7% on a GAAP basis and by 18.0% on a cash basis.

As of June 30, 2015, the trailing 12-month occupancy for the Company’s media and entertainment portfolio increased to 71.6% from 69.9% for the trailing 12-month period ended June 30, 2014.

Combined Operating Results For The Six Months Ended June 30, 2015

For the first six months of 2015, total revenue from continuing operations was $214.6 million, an increase of 82.3% from $117.7 million in the same period the prior year. Total operating expenses from continuing operations were $185.2 million, an increase of 98.5% from $93.3 million in the same period a year ago. As a result, income from operations increased 20.5% to $29.4 million for the first six months of 2015, compared to income from operations of $24.4 million for the same period a year ago. Revenues for the first six months of 2014 include an early lease termination from Fox Interactive Media, Inc. relating to the Company’s 625 Second Street property of $1.6 million (after the write-off of non-cash items), with no comparable activity in the first six months of 2015. The Company had $43.5 million of acquisition-related expense during the first six months of 2015, compared to $0.1 million of acquisition-related expense during the first six months of 2014. Interest expense during the first six months of 2015 increased 51.2% to $19.6 million from $13.0 million in the same period of 2014. At June 30, 2014, the Company had $2.1 billion of notes payable, compared to $852.5 million at June 30, 2014.

Balance Sheet

At June 30, 2015, the Company had total assets of $6.3 billion, including unrestricted cash and cash equivalents of $40.3 million. At June 30, 2015, the Company had $400.0 million of total capacity under its unsecured revolving credit facility, of which $45.0 million had been drawn, and the Company’s $550.0 million two-year term loan, $550.0 million five-year term loan and $350.0 million seven-year term loan were each fully drawn.

Acquisitions

EOP Northern California Portfolio Acquisition

On April 1, 2015, the Company acquired the EOP Northern California Portfolio for approximately 63.5 million common shares and operating partnership units and $1.75 billion in cash (before certain credits, prorations and closing costs). The portfolio consisted of 26 high-quality office assets totaling approximately 8.2 million square feet and two development parcels in prime Bay Area submarkets.  The Company funded the acquisition’s $1.75 billion cash consideration and approximately $54.3 million of closing costs from a combination of sources, including $1.3 billion of unsecured term loan indebtedness and approximately $261.7 million of net proceeds from the Company’s joint venture with CPPIB with respect to its 1455 Market Street property and the sale of its First Financial property, both of which funded the transaction pursuant to a 1031 exchange. After accounting for various credits, proration adjustments and closing costs, the remaining approximately $189.7 million required to close the acquisition was funded from cash on hand from the Company’s January 2015 common stock offering.

4th & Traction Property Acquisition

On May 22, 2015, the Company acquired the brick-clad three-story, 120,937-square-foot former Coca-Cola bottling facility now known as “4th & Traction” in Los Angeles, California for $49.3 million (before certain credits, prorations and closing costs). The Company funded this off-market transaction with borrowings under its unsecured revolving credit facility. Built in 1915, the building is currently vacant, and the Company is preparing to break ground on a creative office conversion to include ground-floor retail, a rooftop deck and a new parking structure with over 300 spaces with completion expected by early 2017. Located in Downtown Los Angeles’ Arts District, the property will benefit from the neighborhood’s expanding residential, retail and amenity base, as well as tightening office market conditions in other submarkets favored by creative office users, such as Hollywood and West Los Angeles.

Major Leasing

NetSuite Renewal & Expansion at Peninsula Office Park

On May 8, 2015, the Company renewed and expanded its lease with NetSuite by 49,266 square feet at 2955 Campus Drive and 2929 Campus Drive at its Peninsula Office Park property in San Mateo, California. Upon commencement of this expansion in the third quarter of this year, NetSuite will occupy a total of 166,070 square feet at the 510,456-square-foot office campus, including the entire 2955 Campus Drive building. NetSuite is a leading provider of business software services, and has maintained its global headquarters at the Peninsula Office Park property since its founding in 1998, growing its footprint nearly tenfold during that time.

Capital Markets

On May 11, 2015, the Company announced it received investment grade credit ratings from all three major U.S. credit rating agencies. The Company was assigned a Baa3 rating from Moody’s Investor Service and a BBB- rating from Standard and Poor’s Ratings Services and Fitch Ratings. All three credit ratings have a stable outlook, which is expected to further improve the Company’s access to the capital markets and enhance its competitive position and financial flexibility.

Offerings

On April 10, 2015, certain funds affiliated with Farallon Capital Management completed a public offering of 6,037,500 shares of Hudson's common stock. The Company did not receive any proceeds from the offering.

Activities Subsequent to June 30, 2015

275 Brannan Mortgage Loan Payoff

On April 10, 2015, the Company fully repaid the $15.0 million loan secured by its 275 Brannan Street property in San Francisco, California. The loan was scheduled to mature on October 5, 2015.

901 Market Mortgage Loan Paydown

On April 10, 2015, the Company paid down $19.6 million of the mortgage loan secured by its 901 Market Street property, reducing the $49.6 million balance as of March 31, 2015 to $30.0 million.

Dividend

The Company’s Board of Directors declared a dividend on its common stock of $0.125 per share and on its 8.375% Series B Cumulative Preferred Stock of $0.52344 per share for the second quarter of 2015. Both dividends were paid on June 30, 2015 to stockholders of record on June 20, 2015.

2015 Outlook

The Company is increasing its full-year 2015 FFO guidance from its previously announced range of $1.50 to $1.56 per diluted share (excluding specified items) to a revised range of $1.56 to $1.62 per diluted share (excluding specified items). The guidance reflects the Company’s FFO for the second quarter ended June 30, 2015 of $0.47 per diluted share (excluding specified items). This guidance also reflects all acquisitions, dispositions, offerings, financings and leasing activity referenced in this press release. As is always the case, the full-year 2015 FFO estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and earnings from events referenced in this release, but otherwise excludes any impact from future unannounced or speculative acquisitions, dispositions, debt financings or repayments, recapitalizations, capital market activity or similar matters. This guidance assumes full-year 2015 weighted average fully diluted common stock\units of 129,575,000. For purposes of this estimate, the Company has updated its assumptions with respect to the $250.0 million of its five-year term facility and its $550.0 million two-year term facility, the interest rates under which were floating as of its last guidance estimate and currently remain floating. Over the course of evaluating its near-term financing strategy, the Company has identified the opportunity to sell an asset expected to generate approximately $90.0 million in proceeds (before certain credits, prorations and closing costs) to be applied toward a partial repayment of its $550.0 million two-year term facility. The Company’s updated guidance assumes this will occur prior to the end of the third quarter. The Company is also pursuing the refinancing of the construction loan secured by its Element LA property with long-term financing. The Company’s updated guidance assumes that prior to the end of the third quarter, the existing approximately $83.0 million Element LA loan balance will repaid with a $168.0 million, 10-year fixed rate loan bearing 4.50% per annum. The remaining approximately $85.0 million in net proceeds from this refinancing are assumed to be applied toward a partial repayment of its $550.0 million two-year term facility. With respect to the remaining approximately $375.0 million of two-year term facility and the $250.0 million of five-year term financing which remains floating, the Company continues to explore various alternatives to refinance some or all of these facilities, but this guidance assumes that those amounts remain outstanding at their current floating rates of interest through the remainder of this calendar year.

Supplemental Information

Supplemental financial information regarding Hudson's second quarter 2015 results may be found in the Investor Relations section of Hudson’s Website at investors.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call

Hudson will hold a conference call to discuss second quarter 2015 financial results at 1:30 p.m. PT / 4:30 p.m. ET on August 6, 2015. To participate in the call by telephone, please dial (877) 407-0784 five to 10 minutes prior to the start time to allow time for registration. International callers should dial (201) 689-8560. The call will also be broadcast live over the Internet and can be accessed via the Investor Relations section of Hudson’s Website at investors.hudsonpacificproperties.com, where a replay of the call will be available for 90 days. A replay will also be available beginning August 6, at 4:30 p.m. PT / 7:30 p.m. ET, through August 13, at 8:59 p.m. PT / 11:59 p.m. ET, by dialing (877) 870-5176 and entering the passcode 13613757. International callers should dial (858) 384-5517 and enter the same passcode.

Use of Non-GAAP Information

The Company calculates funds from operations before non-controlling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (excluding amortization of above/below market lease intangible assets and liabilities and amortization of deferred financing costs and debt discounts/premium) and after adjustments for unconsolidated partnerships and joint ventures. The Company uses FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including the Company’s ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About Hudson Pacific Properties

Hudson Pacific Properties is a vertically integrated real estate company focused on acquiring, repositioning, developing and operating high-quality office and state-of-the-art media and entertainment properties in select West Coast markets. Hudson invests across the risk-return spectrum, favoring opportunities where it can employ leasing, capital investment and management expertise to create additional value. Founded in 2006 as Hudson Capital, the Company went public in 2010, electing to be taxed as a real estate investment trust. Through the years, Hudson has strategically assembled a portfolio totaling approximately 17.5 million square feet, including land for development, in high-growth, high-barrier-to-entry submarkets throughout Northern and Southern California and the Pacific Northwest. The Company is a leading provider of design-forward, next-generation workspaces for a variety of tenants, with a focus on Fortune 500 and industry-leading growth companies, many in the technology, media and entertainment sectors. As a long-term owner, Hudson prioritizes tenant satisfaction and retention, providing highly-customized build-outs and working proactively to accommodate tenants’ growth. Hudson trades as a component of the Russell 2000® and the Russell 3000® indices. For more information visit hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission, or SEC, on March 2, 2015, as amended, and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Investor/Media Contacts:
Hudson Pacific Properties, Inc.
Laura Campbell
Director, Investor Relations
(310) 445-5700
lcampbell@hudsonppi.com
or
Greg Berardi
Blue Marlin Partners
(415) 239-7826
greg@bluemarlinpartners.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheets (In thousands, except share data)

	June 30, 2015	December 31, 2014
ASSETS	(Unaudited)	(Audited)
REAL ESTATE ASSETS
Land	$1,399,207	$620,805
Building and improvements	4,103,152	1,284,602
Tenant improvements	272,779	116,317
Furniture and fixtures	9,952	13,721
Property under development	124,582	135,850
Total real estate held for investment	5,909,672	2,171,295
Accumulated depreciation and amortization	(181,163)	(134,657)
Investment in real estate, net	5,728,509	2,036,638
Cash and cash equivalents	40,327	17,753
Restricted cash	17,319	14,244
Accounts receivable, net	12,312	16,247
Notes receivable	28,476	28,268
Straight-line rent receivables	47,137	33,006
Deferred leasing costs and lease intangibles, net	381,370	102,023
Deferred finance costs, net	18,384	8,723
Interest rate contracts	8,689	3
Goodwill	8,754	8,754
Prepaid expenses and other assets	21,853	6,692
Assets associated with real estate held for sale	—	68,534
TOTAL ASSETS	$6,313,130	$2,340,885
LIABILITIES AND EQUITY
Notes payable	$2,119,157	$918,059
Accounts payable and accrued liabilities	75,205	36,844
Lease intangible liabilities, net	125,795	40,969
Security deposits	21,100	6,257
Prepaid rent	21,909	8,600
Interest rate contracts	1,766	1,750
Liabilities associated with real estate held for sale	275	43,214
TOTAL LIABILITIES	2,365,207	1,055,693
6.25% series A cumulative redeemable preferred units of the Operating Partnership	10,177	10,177
EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 authorized; 8.375% series B cumulative redeemable preferred stock, $25.00 liquidation preference, 5,800,000 shares outstanding at June 30, 2015 and December 31, 2014, respectively	145,000	145,000
Common stock, $0.01 par value, 490,000,000 authorized, 89,078,401 shares and 66,797,816 shares outstanding at June 30, 2015 and December 31, 2014, respectively	890	668
Additional paid-in capital	1,739,088	1,070,833
Accumulated other comprehensive income (loss)	2,856	(2,443)
Accumulated deficit	(40,766)	(34,884)
Total Hudson Pacific Properties, Inc. stockholders’ equity	1,847,068	1,179,174
Non-controlling interest—members in Consolidated Entities	262,756	42,990
Non-controlling common units in the Operating Partnership	1,827,922	52,851
TOTAL EQUITY	3,937,746	1,275,015
TOTAL LIABILITIES AND EQUITY	$6,313,130	$2,340,885

Hudson Pacific Properties, Inc.
Combined Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues
Office
Rental	$120,052	$39,905	$161,628	$75,915
Tenant recoveries	17,790	5,988	23,854	11,559
Parking and other	5,716	7,013	11,011	11,492
Total office revenues	143,558	52,906	196,493	98,966

Media & entertainment
Rental	5,394	5,958	10,861	11,407
Tenant recoveries	253	384	493	704
Other property-related revenue	2,556	2,811	6,665	6,445
Other	58	70	131	203
Total media & entertainment revenues	8,261	9,223	18,150	18,759

Total revenues	151,819	62,129	214,643	117,725

Operating expenses
Office operating expenses	46,691	18,573	63,826	34,500
Media & entertainment operating expenses	5,069	5,838	11,074	11,843
General and administrative	10,373	6,579	19,573	12,355
Depreciation and amortization	73,592	17,944	90,750	34,612
Total operating expenses	135,725	48,934	185,223	93,310

Income from operations	16,094	13,195	29,420	24,415

Other expense
Interest expense	14,113	6,445	19,606	12,969
Interest income	(48)	(11)	(101)	(20)
Acquisition-related expenses	37,481	—	43,525	105
Other expenses	40	12	(1)	13
	51,586	6,446	63,029	13,067
(Loss) income from continuing operations before (loss) gain on sale of real estate	(35,492)	6,749	(33,609)	11,348
(Loss) gain on sale of real estate	(591)	—	22,100	—
(Loss) income from continuing operations	(36,083)	6,749	(11,509)	11,348

Loss from discontinued operations	—	(60)	—	(126)
Net loss from discontinued operations	—	(60)	—	(126)
Net (loss) income	$(36,083)	$6,689	$(11,509)	$11,222

Net income attributable to preferred stock and units	(3,195)	(3,195)	(6,390)	(6,395)
Net income attributable to restricted shares	(80)	(69)	(150)	(138)
Net (income) loss attributable to non-controlling interest in consolidated entities	(1,893)	61	(3,395)	104
Net loss (income) attributable to common units in the Operating Partnership	16,008	(121)	15,412	(168)
Net (loss) income attributable to Hudson Pacific Properties, Inc. common stockholders	$(25,243)	$3,365	$(6,032)	$4,625
Basic and diluted per share amounts:
Net (loss) income from continuing operations attributable to common stockholders	$(0.28)	$0.05	$(0.07)	$0.07
Net (loss) income attributable to common stockholders’ per share—basic and diluted	$(0.28)	$0.05	$(0.07)	$0.07
Weighted average shares of common stock outstanding—basic	88,894,258	66,485,639	82,906,087	65,063,596
Weighted average shares of common stock outstanding—diluted	88,894,258	69,421,621	82,906,087	67,997,167
Dividends declared per share of common stock	$0.125	$0.125	$0.250	$0.250

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Reconciliation of net loss to Funds From Operations (FFO):
Net (loss) income	$(36,083)	$6,689	$(11,509)	$11,222
Adjustments:
Depreciation and amortization of real estate assets	73,293	17,835	90,366	34,503
Loss (gain) from sale of real estate	591	—	(22,100)	—
FFO attributable to non-controlling interests	(3,696)	(1,080)	(7,008)	(2,171)
Net income attributable to preferred stock and units	(3,195)	(3,195)	(6,390)	(6,395)
FFO to common stockholders and unit holders	$30,910	$20,249	$43,359	$37,159
Specified items impacting FFO:
Acquisition-related expenses	$37,481	$—	$43,525	$105
Consulting fee to former executive	—	1,111	—	1,946
Lease termination revenue	—	(1,687)	—	(1,687)
Lease termination non-cash write-off	—	77	—	77
FFO (excluding specified items) to common stockholders and unit holders	$68,391	$19,750	$86,884	$37,600

Weighted average common stock/units outstanding— diluted	145,849	69,422	113,162	67,998
FFO per common stock/unit—diluted	$0.21	$0.29	$0.38	$0.55
FFO (excluding specified items) per common stock/unit—diluted	$0.47	$0.28	$0.77	$0.55